Exhibit 99.1

Capstone Turbine Corporation Announces First Quarter Fiscal 2009 Operating Results

Capstone backlog increases to $43 Million, up 53% from prior quarter and 706% from the same period last year

CHATSWORTH, Calif.--(BUSINESS WIRE)--Capstone Turbine Corporation (www.microturbine.com;) (NASDAQ:CPST), today reported operating results for its first quarter ended June 30, 2008 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Financial Summary

Capstone’s backlog at the end of the first quarter was $42.7 million, an increase of approximately $14.8 million, or 53%, from the prior quarter and an increase of approximately $37.4 million, or 706%, from the end of the prior year comparable quarter.

“I am extremely pleased with the $20 million in new product orders received during the first quarter as it represents more than our entire product revenue in Fiscal 2007 and 92% of our product revenue in Fiscal 2008,” stated Darren Jamison, Capstone’s President and Chief Executive Officer. “Additionally, the current backlog at the end of the first quarter exceeds Fiscal 2008 total revenue by 32%,” added Jamison.

Capstone’s revenue for the first quarter ended June 30, 2008 was $7.5 million, an increase of approximately 34% from the same period last year. Capstone shipped 89 units in the first quarter of Fiscal 2009, compared to 77 units in the same period last year.

The reported gross loss for the first quarter was $1.1 million, or 15% of revenue, compared to $2.5 million, or 44% of revenue, from the same period last year. The decrease in the gross loss and corresponding improvement in the gross loss percentage reflects increased sales of both C30 and C60 Series units along with reduced warranty expense and higher absorption of overhead costs into ending inventory, offset by increased manufacturing expenses.

Research and development costs were $2.0 million for the first quarter, a decrease of $0.7 million, or 26%, from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $2.0 million of such benefits this quarter and no such benefits for the same period last year. The overall net decrease in R&D expenses resulted from additional funding from UTC Power Corporation for the cost-sharing program for our C200 commercialization, offset by increased spending for supplies, consulting and facility expense.

Selling, general and administrative costs were $6.9 million for the first quarter, an increase of $1.0 million, or 17%, from the same period last year. The net increase in SG&A expenses was comprised of an increase in non-cash stock compensation and travel, labor, marketing and facility expense, offset by decreased professional services and consulting expenses. The increase in travel and marketing costs reflected the continued effort in developing worldwide distributors and launching the C200 and C1000 Series products.

Capstone's net loss was $9.8 million, or $0.07 per share, for the first quarter, a decrease of $0.6 million from the $10.4 million loss, or $0.07 per share, reported for the same period last year.

Cash balances decreased by $9.9 million during the first quarter of Fiscal 2009. As of June 30, 2008, cash and cash equivalents were $32.7 million.

Conference Call

The Company will host a conference call today, Monday, August 11, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York, Mexico City, Milan, Bath, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	March 31,
	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$32,667	$42,605
Accounts receivable, net of allowance for doubtful accounts and sales returns of $594 at June 30, 2008 and $629 at March 31, 2008	7,324	6,768
Inventories	17,877	14,472
Prepaid expenses and other current assets	2,244	1,614
Total current assets	60,112	65,459
Property, plant and equipment, net	5,812	5,536
Non-current portion of inventories	2,639	2,221
Intangible asset, net	557	624
Other assets	214	206
Total	$69,334	$74,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$9,076	$7,964
Accrued salaries and wages	1,304	1,519
Accrued warranty reserve	4,266	4,591
Deferred revenue	767	780
Current portion of notes payable	13	13
Other current liabilities	4,384	5,658
Total current liabilities	19,810	20,525
Long-term portion of notes payable	2	5
Other long-term liabilities	425	463
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 151,746,322 shares issued and 151,026,519 shares outstanding at June 30, 2008; 148,238,852 shares issued and 147,578,311 shares outstanding at March 31, 2008	152	148
Additional paid-in capital	633,002	626,952
Accumulated deficit	(583,200)	(573,383)
Treasury stock, at cost; 719,803 shares at June 30, 2008 and 660,541 shares at March 31, 2008	(857)	(664)
Total stockholders’ equity	49,097	53,053
Total	$69,334	$74,046

CAPSTONE TURBINE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Revenue	$7,524	$5,615
Cost of goods sold	8,626	8,088
Gross loss	(1,102)	(2,473)
Operating expenses:
Research and development	1,984	2,749
Selling, general and administrative	6,931	5,893
Total operating expenses	8,915	8,642
Loss from operations	(10,017)	(11,115)
Interest income	202	710
Loss before income taxes	(9,815)	(10,405)
Provision for income taxes	2	2
Net loss	$(9,817)	$(10,407)
Net loss per common share — Basic and Diluted	$(0.07)	$(0.07)
Weighted average shares used to calculate Basic and Diluted net loss per common share	151,000	144,000

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
Alice Barsoomian, 818-407-3628